Exhibit 10.12
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of the 7th day of March, 2019 (the “Agreement”), by and among (i) NICOLET NATIONAL BANK (the “Bank”), a National Bank organized under the laws of the State of Wisconsin, a wholly owned subsidiary of NICOLET BANKSHARES, INC. (the “Company”), a bank holding company organized under the laws of the State of Wisconsin, (ii) the Company (the Bank and the Company collectively referred to as the “Employer”), and (iii) ANN K. LAWSON, a resident of the State of Wisconsin (the “Executive”).
BACKGROUND:
The Executive and the Employer are parties to that certain Employment Agreement dated November 6, 2014 (the “Prior Employment Agreement”).
The Bank and the Executive now desire to amend and restate the Prior Employment Agreement to address certain administrative and substantive changes, and (ii) to update the Prior Employment Agreement in a number of respects.
The Employer and the Executive intend that this Agreement embodies the complete terms and conditions of the Executive’s employment with the Employer and supersedes all prior employment and similar agreements between the Executive and the Employer (and/or their affiliates), as set forth more specifically below.
AGREEMENT:
In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.	Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:
1.1“Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.
1.2“Area” shall mean the geographic area within a fifty (50) mile radius of the Bank’s corporate office and each branch office, it being the express intent of the parties that the Area as defined herein is the area where the Executive performs or performed services on behalf of the Bank under this Agreement as of, or within a reasonable time prior to, the termination of the Executive's employment hereunder.
1.3“Bank Information” means Confidential Information and Trade Secrets.
1.4“Business of the Employer” shall mean the business conducted by the Bank, which is the business of commercial and consumer banking and the provision of wealth management products and services.

1.5“Cause” shall mean:
a.a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform her duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Employer. Such notice shall (i) specifically identify the duties that the Board of Directors of the Company or the Bank, as applicable, believes the Executive has failed to perform, (ii) state the facts upon which such Board of Directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the applicable directors then in office;

b.conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of her duties and responsibilities hereunder;
c.arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;
d.conduct by the Executive that amounts to gross and willful insubordination or inattention to her duties and responsibilities hereunder; or
e.conduct by the Executive that results in removal from her position as an officer or executive of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.
1.6“Change of Control” means any one of the following events the effective date of which occurs during the Term:
a.the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or voting power of the Bank or the Company, as applicable, prior to such acquisition) of stock of the Bank or the Company, as applicable, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the stock of the Bank or the Company, as applicable;
b.the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, which date is not prior to the first day of the Term) ownership of stock of the Bank or the Company, as applicable, possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Company, as applicable;
c.the date a majority of members of the Company’s Board of Directors is replaced during any twelve-month period, commencing no earlier than the first day of the Term, by the directors whose appointment is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or
d.the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, which date is not prior to the first day of the Term) assets of the Company that have a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change of Control under this Subsection (d):
i.an entity that is controlled by the shareholders of the Company immediately after the transfer;
ii.a shareholder (determined immediately before the asset transfer) of the Company in exchange for or with respect to its stock;
iii.an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
iv.a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or
v.an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above Subsection (d)(iv).
For purposes of this Section 1.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company or the Bank. Notwithstanding the other provisions of this Section 1.6, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as an employee and, if applicable, the Executive’s capacity as a director or shareholder of the Company or the Bank. Notwithstanding the other provisions of this Section 1.6, in the event of a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of the Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Company (or other surviving company), such transaction shall not constitute a Change of Control. The provisions of this Section 1.6 shall be construed in a manner consistent with the applicable provisions of Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder.
1.7“Company” shall mean Nicolet Bankshares, Inc., a bank holding company incorporated under the laws of the State of Wisconsin.
1.8“Confidential Information” means data and information relating to the business of the Bank or the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive's relationship to the Bank or the Company and which has value to the Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank or the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
1.9“Disability” shall mean the inability of the Executive to perform each of her material duties under this Agreement for the duration of the short-term disability period under the Bank's policy then in effect (or, if no such policy is in effect, a period of one-hundred eighty (180) consecutive days) as certified by a physician chosen by the Bank and reasonably acceptable to the Executive.
1.10 “Determination Date” means (1) during the Executive’s employment, the date for which compliance is being determined, and (2) following Executive’s Separation from Service, the date of Executive’s Separation from Service.
1.11“Effective Date” means March 7, 2019.
1.12“Good Reason” shall mean any of the following which occurs on or after the Effective Date:
a.a material diminution to the scope of the Executive’s authority (including supervisory authority), duties or responsibility;
b.following a Change of Control, a material diminution of reporting relationship;
c.following a Change of Control, a material change in the geography where the Executive must perform her service (e.g. a location that is beyond a 50-mile radius from the Executive’s office location immediately prior to the Change of Control);
d.following a Change of Control, any material decrease in base compensation, bonus opportunity or other benefits provided for in Section 4 from the level in effect immediately prior to the Change of Control;
e.any other material breach in the Agreement;
provided, however, that in each case of the above, the Executive must provide written notice to the Employer of the occurrence of such action or failure within ninety (90) days after the action or failure first occurs, and the Executive shall only have Good Reason to terminate the Executive’s employment if the Employer fails to correct such action or failure within thirty (30) days following receipt of such notice. If the Employer does so fail to correct such action or failure, the Executive must resign effective no later than fifteen (15) days following expiration of the thirty (30)-day correction period.
1.13“Initial Term” shall mean that period of time commencing on the date of this Agreement and running until the close of business on the last business day immediately preceding the third anniversary of the date of this Agreement or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.
1.14“Material Contact” means
a.with respect to Section 7 of this Agreement, the contact between the Executive and each customer: (i) with whom or which the Executive dealt on behalf of the Employer and/or one or more of their affiliates in a business capacity or about whom or which the Executive obtained Confidential Information in the ordinary course of business as a result of such Executive’s association with the Employer and/or one or more of their affiliates; and (ii) who or which received products or services from the Employer and/or one or more of their affiliates within two (2) years prior to the Determination Date; and
b.with respect to Section 8 of this Agreement, the contact between the Executive and each employee over which the Executive has direct supervisory authority or significant influence and each employee with whom the Executive has obtained Confidential Information regarding, without limitation, that employee’s performance and/or compensation giving rise to a competitive advantage by virtue of the Executive’s position with the Employer within two (2) years prior to the Determination Date.
1.15“Separation from Service” shall mean a termination of the Executive’s employment with the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder that constitutes a “separation from service” within the meaning of Code Section 409A and the regulations thereunder.
1.16“Term” shall mean the last day of the Initial Term or most recent subsequent renewal period.
1.17“Trade Secrets” means Bank or Company information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:
a.derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
b.is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
2.Duties.
2.1Position. The Executive is employed as the Chief Financial Officer of the Bank and the Company, subject to the direction of the Chief Executive Officer (hereinafter “CEO”) or its designee(s) and shall perform and discharge well and faithfully the duties which may be assigned to her from time to time by the Employer in connection with the conduct of its business. The duties and responsibilities of the Executive are set forth on Exhibit A attached hereto.
2.2Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:
a.devote substantially all of her time, energy and skill during regular business hours to the performance of the duties of her employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;
b.diligently follow and implement all reasonable and lawful management policies and decisions communicated to her by the Board of Directors of the Bank or the Company, as applicable; and
c.timely prepare and forward to the CEO or its designees all reports and accountings as may be requested of the Executive.
2.3Permitted Activities. The Executive shall devote her entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:
a.investing her personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which her participation is solely that of an investor;
b.purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in her collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and
c.participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Bank or the Company, as applicable, approves of such activities prior to the Executive's engaging in them.
3.Term and Termination.
3.1Term. This Agreement shall remain in effect for the Term. While this Agreement remains in effect, it shall automatically renew each day after the date of this Agreement so that the Term remains a three-year term from day-to-day hereafter unless the Employer or the Executive gives written notice to the other of its intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third anniversary of the thirtieth (30th) day following the date such written notice is received.
3.2Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:
a.By the Employer:
i.For Cause, upon written notice to the Executive pursuant to Section 1.5 hereof, where the notice has been approved by a resolution passed by twothirds (2/3) of the directors of the Bank or the Company, as applicable, then in office; or
ii.Without Cause at any time, provided that the Employer shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event the Employer shall be required to (1) continue to meet its obligations under Section 4.1 for a period equal to the lesser of (i) twelve (12) months following the termination or (ii) the remaining Term of the Agreement, and (2) reimburse the Executive for the cost of premium payments paid by the Executive to continue her then existing health insurance for herself and her covered dependents as provided by the Employer for the lesser of (i) twelve (12) months following the date of termination of employment, or (ii) the health continuation coverage period for which the Executive is eligible as a result of the termination of employment.
b.By the Executive:
i.For Good Reason, provided that the Executive shall give the Employer the prior written notice described in Section 1.12, in which event the Employer shall be required to (1) continue to meet its obligations under Section 4.1 for a period equal to the lesser of (i) twelve (12) months following the termination or (ii) the remaining Term of the Agreement, and (2) reimburse the Executive for the cost of premium payments paid by the Executive to continue her then existing health insurance for herself and her covered dependents as provided by the Employer for the lesser of (i) twelve (12) months following the date of termination of employment, or (ii) the health continuation coverage period for which the Executive is eligible as a result of the termination of employment; or
ii.For any reason other than Good Reason, provided that the Executive shall give the Employer thirty (30) days' prior written notice of her intent to terminate.
c.Upon the Disability of the Executive at any time; provided that the Employer shall provide the Executive with at least thirty (30) days’ prior written notice of its intent to terminate the Executive, in which event, the Employer shall be required to continue to meet its obligations under

Section 4.1 for a period of six (6) months following the termination or until the Executive begins receiving payments under the Bank’s long-term disability policy, whichever occurs first.
d.At any time upon mutual, written agreement of the parties.
e.Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive's death.
3.3Change of Control.
a.If, within six (6) months after a Change of Control as defined in Section 1.6, the Executive experiences an involuntary termination without Cause or the Executive terminates her employment with the Employer for Good Reason, the Executive, or in the event of her subsequent death, her designated beneficiaries or her estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, (1) a lump sum severance payment equal to one and one-half (1.5) times the sum of the Executive’s Base Salary and target Annual Bonus opportunity as was in effect immediately preceding the Change of Control, if any; plus (2) reimbursement for the cost of premium payments paid by the Executive to continue her then existing health insurance for herself and her covered dependents as provided by the Employer for the lesser of (i) twelve (12) months following the date of termination of employment, or (ii) the health continuation coverage period for which the Executive is eligible as a result of the termination of employment, which shall be paid in cash in accordance with the Bank’s regular payroll practices, but no less frequently than monthly.
b.In no event shall the payment(s) described in this Section 3.3 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the ‘Code’). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Bank or the Company or in the ownership of a substantial portion of the assets of the Bank or the Company (the ‘Aggregate Severance’) would result in a ‘parachute payment,’ as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by the Executive’s ‘base amount’ for the ‘base period,’ as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the latest payments in time shall be reduced first and if multiple portions of the Aggregate Severance to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.
3.4Severance.
a.Payment of severance amounts due upon the Executive’s termination of employment pursuant to Sections 3.2.1(b); Section 3.2.2(a); Section 3.2.3 or Section 3.3, as applicable, including any reimbursements to which the Executive is entitled pursuant to Section 4.3, shall commence or be made, as applicable, on the first payroll date that is more than sixty (60) days after the Executive experiences a Separation from Service on or after the date the Executive’s employment is terminated.
b.Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of the Executive’s Separation from Service, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Separation from Service, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum in the seventh month following such effective date. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

3.5Effect of Termination of Employment.
a.Upon termination of the Executive's employment hereunder, the Employer shall have no further obligations to the Executive or the Executive's estate with respect to this Agreement, except for the payment of salary and bonus amounts, if any, accrued pursuant to Sections 4.1 and 4.2 hereof and unpaid as of the effective date of the termination of employment and payments set forth in Sections 3.2.1(b); Section 3.2.2(a); Section 3.2.3; Section 3.3; and Section 4.3, as applicable. Nothing contained herein shall limit or impinge upon any other rights or remedies of the Employer or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.
b.Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s termination of employment pursuant to Sections 3.2.1(b); Section 3.2.2(a); Section 3.2.3; Section 3.3; and Section 4.3, as applicable, the Executive must execute and not timely revoke during any revocation period provided therein, a release in the form provided by the Employer. The Employer shall provide the release to the Executive in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the termination of employment.
4.Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:
4.1Base Salary. During the Term in effect at the time of this Agreement, the Executive shall be compensated at a base rate of $290,000 per year (the “Base Salary”). The Executive's Base Salary shall be reviewed by the CEO at least annually, and based on its evaluation of Executive's performance, may recommend to the Board of Directors of the Bank or the Company, as applicable, that the Executive's Base Salary be increased in such amount, if any, as may be determined by the Board of Directors of the Bank or the Company, as applicable. Base Salary shall be payable in accordance with the Employer's normal payroll practices.
4.2Annual Incentive Compensation. Unless otherwise prohibited by banking regulation, rule or directive, the Executive shall have the opportunity to earn annual bonus compensation in such manner as may be determined by, and based on performance measures and target levels as may be established by, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”) consistent with the Bank’s strategic planning process, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors (an “Annual Bonus”). Any Annual Bonus earned shall be payable in cash or cash equivalents by March 15th of the calendar year following the calendar year in which the bonus is earned in accordance with the Bank’s normal practices for the payment of short-term incentives. To be entitled to any payment of bonus compensation from the Bank pursuant to Section 4.2, the Executive must be employed by the Employer on the last day of the applicable performance period and must continue to be employed until the date that such payment is made.
4.3Business Expenses; Memberships. The Employer specifically agrees to reimburse the Executive for:
a.reasonable and necessary business (including travel) expenses incurred by her in the performance of her duties hereunder, as approved by the CEO; and
b.reasonable dues and business related expenditures, including initiation fees, associated with memberships, as selected by the Executive, including country clubs and professional associations which are commensurate with her position.
provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service. In no event shall any reimbursement pursuant to this Agreement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement is not subject to liquidation or exchange for another benefit.
4.4Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, vacation pay, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Employer deems appropriate.
4.5Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.
4.6Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursement under this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Agreement must be provided by the Employer during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Such right to reimbursement or in-kind benefits are not subject to liquidation or exchange for another benefit.
5.Bank Information.
5.1Ownership of Bank Information. All Bank Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.
5.2Obligations of the Executive. The Executive agrees:
a.to hold Bank Information in strictest confidence;
b.not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and
c.in any event, not to take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.
In the event that the Executive is required by law to disclose any Bank Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.
5.3Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of her employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Bank Information then in her possession or control.
6.Non-Competition. The Executive agrees that during her employment by the Employer hereunder and, in the event of her termination:

•	by the Employer for Cause pursuant to Section 3.2.l(a),

•	by the Executive other than for Good Reason pursuant to Section 3.2.2(b), or

•	by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, she will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on her own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Employer and which is or is foreseeable to be competitive with the Employer. The Executive acknowledges that the degree of Confidential Information made available to her are protectable interests warranting such restriction.

7.	Non-Solicitation of Customers. The Executive agrees that during her employment by the Employer hereunder and, in the event of her termination:

•	by the Employer for Cause pursuant to Section 3.2.l(a),

•	by the Executive other than for Good Reason pursuant to Section 3.2.2(b), or

•	by the Executive in connection with a Change of Control pursuant to Section 3.3, for a period of twelve (12) months thereafter, she will not (except on behalf of or with the prior written consent of the Employer), within the Area, on her own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer's customers with whom the Executive has or had Material Contact, for purposes of providing products or services that are competitive with the Business of the Employer.

8.	Non-Solicitation of Employees. The Executive agrees that during her employment by the Employer hereunder and, in the event of her termination:

•	by the Employer for Cause pursuant to Section 3.2.1(a),

•	by the Executive other than for Good Reason pursuant to Section 3.2.2(b), or

•	by the Executive in connection with a Change of Control pursuant to Section 3.3, for a period of twelve (12) months thereafter, she will not, within the Area, on her own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer with whom the Executive has or had Material Contact to another person or entity providing products or services that are competitive with the Business of the Employer, whether or not:

•	such employee is a full-time employee or a temporary employee of the Employer,

•	such employment is pursuant to written agreement, and

•	such employment is for a determined period or is at will.

9.
Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should she breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10.Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.
12.Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Employer:	Post Office Box 23900 Green Bay, Wisconsin 54305-3900
If to the Executive:	The address most recently on file with the Employer

13.
Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement; provided, however, that the rights and obligations of the Employer shall apply to its successor(s) and the rights of the Executive shall inure to the benefit of the heirs or the estate of the Executive.

14.Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.
15.Mediation. Except with respect to Sections 5 through 9 above, and as provided in Section 17 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.
16.Attorneys' Fees. In the event that the parties have complied with this Agreement with respect to mediation of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.
17.Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Wisconsin. The parties agree that any appropriate state court located in Brown County, Wisconsin or federal court for the Eastern District of Wisconsin shall have jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.
18.Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof' and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.
19.Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement, including, but not limited to, the Prior Employment Agreement, are hereby expressly terminated without any obligations owing to the Executive on account of the termination of those agreements.

20.Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.
21.Survival. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.
IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed on the day and year first above written.

NICOLET BANKSHARES, INC.:

By:	/s/ Robert B. Atwell
Signature

Robert B. Atwell, Chairman, President and Chief Executive Officer
Print Name/Title

NICOLET NATIONAL BANK:

By:	/s/ Michael E. Daniels
Signature

Michael E. Daniels, President and Chief Executive Officer
Print Name/Title

EXECUTIVE:

By:	/s/ Ann K. Lawson
Ann K. Lawson

Exhibit A
Duties and Responsibilities of the Executive
Under the joint direction of the Employer CEO and the Board of Directors, the Executive is responsible for
Principal Accountabilities:
See Attached Job Description